Exhibit 99.3

Avalon Oil & Gas Commences Testing Operations in Grant Parish, Louisiana Monday July 2, 4:01 pm ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (OTCBB:AOGN - News) and its partners have commenced field operations on the Doris Hall and Fletcher Leasehold, Grant Parish, Louisiana. The two leases produce from the 2nd Wilcox sand from 4300 to 4400 feet. This sand is very prolific containing oil and gas in commercial quantities. The Leasehold has six (6) wellbores. These wells were originally drilled in 1979 and produced in excess of 200 barrels of oil per day per well, and have been shut in for several years.

The Doris Hall Lease has three wellbores and the Fletcher lease has field operations are designed to provide a measure of the productive capabilities of this property prior to acquisition. The first phase of field work consisting of moving a bottom hole assembly for a pumping unit deeper in one of the wells, along with related modification of the surface components of the pumping unit, have been completed.

The Grant Parish Properties are operated by Norman Oklahoma independent operator DRG Energy. Dave Geyer, President of DRG Energy stated, "We are excited begin the workovers of the three (3) wellbores on the Doris Hall Leasehold. Initial test results on each well are very promising". "The oil cut in each well is starting to increase", said Oklahoma City independent Oil Producer and working interest owner, Stan Barta.

Avalon, DRG and Barta all own an undivided twenty five percent (25%) working interest in the Doris Hall and Fletcher Leasehold.

Avalon is actively seeking the acquisition of other oil and gas properties in Northeast Louisiana, Southwest Arkansas and East Texas.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of oil and gas producing properties. In addition, Avalon's technology group acquires and develops oil production enhancing technologies. Through its strategic partnership with UTEK, Inc, (UTK:ASE) a transfer technology company, Avalon is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities at its various oil and gas properties.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company's website at www.avalonoilinc.com.

Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent Rodriguez, 952-746-9655
Fax 952-746-5216
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Source: Avalon Oil & Gas, Inc.